EXHIBIT 99.1

Codorus Valley Bancorp, Inc. Reports Earnings and
Declaration of Cash Dividend

          FOR IMMEDIATE RELEASE — York, Pennsylvania (July 18, 2011) — Codorus Valley Bancorp, Inc. (Nasdaq: CVLY), the parent company of PeoplesBank, today announced net income available to common shareholders of $1,626,000 or $0.39 per share, basic and diluted, for the quarter ended June 30, 2011, compared to the $1,380,000 or $0.34 per share, basic and diluted, for the quarter ended June 30, 2010. For the first six months of 2011, net income available to common shareholders was $2,892,000 or $0.70 per share ($0.69 diluted), compared to $2,846,000 or $0.70 per share ($0.70 diluted) for the same period of 2010.

          The increase in earnings for both periods was due primarily to an increase in net interest income, which resulted from an increase in the average volume of investment securities and improved yield on floating rate commercial loans, coupled with a decrease in deposit rates, which reflected unusually low market interest rates. A decrease in the provision for loan losses, due to the adequacy of the allowance for loan losses, also contributed to the increase in earnings. Earnings growth continued to be constrained however, by credit quality issues resulting from prolonged weakness in business and economic conditions, the high level of unemployment and the erosion of real estate values. Accordingly, the level of provision for loan losses and carrying costs for impaired loans and foreclosed real estate remained elevated.

          On June 30, 2011, total assets were approximately $977 million, representing a $60 million or 7 percent increase above June 30, 2010. Compared to one year ago, asset growth occurred primarily in the investment securities and commercial loan portfolios, which were funded by an increase in core deposits. Additional financial information, which is unaudited, is provided in the Financial Highlights section of this Earnings Release.

          President and CEO Larry J. Miller commented, “We are excited about our recent expansion in the Maryland region and are in the process of finalizing the details to open a financial center in Carroll County. This office, which will be located in the rapidly growing Westminster area, is expected to be operational in September marking our third Maryland location.”

          In other news, on July 12, 2011, Codorus Valley’s Board of Directors declared a regular quarterly cash dividend of $0.09 per common share, payable on or before August 9, 2011, to shareholders of record on July 26, 2011. The Board of Directors regularly reviews the dividend policy and can be expected to approve future changes to it as they deem necessary and appropriate.

          Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, a Codorus Valley Company, comprised currently of 17 financial centers located throughout York County, Pennsylvania and in Hunt Valley and Bel Air, Maryland. In addition to a full range of business and consumer banking services, the company also offers mortgage banking, wealth management, and real estate settlement services. Additional information is available on the bank’s website at www.peoplesbanknet.com.

Codorus Valley Bancorp, Inc. has made forward-looking statements in this Press Announcement. These forward-looking statements are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of the corporation and its subsidiaries. When words such as “believes,” “expects,” “anticipates,” or similar expressions occur in this Press Announcement, the Company is making forward-looking statements. Note that many factors could affect the future financial results of the corporation and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this Press Announcement. Those factors include, but are not limited to: credit risk, changes in market interest rates, competition, economic downturn or recession, and government regulation and supervision. The Company undertakes no obligation to update or revise any forward-looking statements. Accounting standards require the consideration of subsequent events occurring after the balance sheet date for matters that require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s financial statements when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information in this announcement is subject to change.

Questions or comments concerning this Earnings Release should be directed to the following:

Larry J. Miller
Vice-Chairman, President, and CEO
Codorus Valley Bancorp, Inc.
717-747-1500
888-846-1970
lmiller@peoplesbanknet.com

Condensed Consolidated Statements of Income (Unaudited)
(in thousands of dollars, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Interest income	$11,263	$10,920	$22,170	$21,475
Interest expense	3,127	3,232	6,270	6,549
Net interest income	8,136	7,688	15,900	14,926
Provision for loan losses	550	630	1,225	1,350
Noninterest income	1,619	1,758	3,225	3,297
Gain on sale of loans held for sale	120	217	296	361
Gain (loss) on sale of securities	—	108	(25)	108
Noninterest expense	6,932	7,242	13,970	13,326
Income before income taxes	2,393	1,899	4,201	4,016
Provision for income taxes	521	274	818	680
Net income	1,872	1,625	3,383	3,336
Preferred stock dividends and discount accretion	246	245	491	490
Net income available to common shareholders	$1,626	$1,380	$2,892	$2,846
Basic earnings per common share	$0.39	$0.34	$0.70	$0.70
Diluted earnings per common share	$0.39	$0.34	$0.69	$0.70

Condensed Consolidated Statements of Financial Condition (Unaudited)
(in thousands of dollars)

	June 30, 2011	December 31, 2010	June 30, 2010
Cash and short term investments	$11,528	$43,269	$38,302
Investment securities	239,645	226,603	191,191
Loans	681,035	645,839	646,888
Allowance for loan losses	(8,351)	(7,626)	(6,366)
Net loans	672,684	638,213	640,522
Premises and equipment, net	10,633	10,766	10,946
Other assets	42,755	38,481	35,904
Total assets	$977,245	$957,332	$916,865

Deposits	$832,203	$806,110	$757,897
Borrowed funds	54,936	68,805	73,046
Other liabilities	8,570	5,878	9,448
Shareholders’ equity	81,536	76,539	76,474
Total liabilities and shareholders’ equity	$977,245	$957,332	$916,865

Selected Financial Data (Unaudited)

	Quarterly					Year-to-Date
	2011 2nd Qtr	2011 1st Qtr	2010 4th Qtr	2010 3rd Qtr	2010 2nd Qtr	June 30,
						2011	2010
Earnings and Per Share Data (in thousands, except per share data)
Net income available to common shareholders	$1,626	$1,266	$847	$1,535	$1,380	$2,892	$2,846
Basic earnings per common share	$0.39	$0.31	$0.21	$0.37	$0.34	$0.70	$0.70
Diluted earnings per common share	$0.39	$0.30	$0.21	$0.37	$0.34	$0.69	$0.70
Cash dividends paid per common share	$0.09	$0.08	$0.08	$0.08	$0.06	$0.17	$0.09
Book value per common share	$15.60	$14.81	$14.51	$15.08	$14.63	$15.60	$14.63
Tangible book value per common share	$15.53	$14.75	$14.44	$15.01	$14.55	$15.53	$14.55
Average common shares outstanding	4,150	4,138	4,115	4,097	4,083	4,144	4,080
Average diluted common shares outstanding	4,208	4,184	4,128	4,106	4,094	4,195	4,082

Performance Ratios (%)
Return on average assets (4)	0.77	0.63	0.46	0.76	0.72	0.70	0.74
Return on average equity (4)	9.31	7.78	5.53	9.11	8.65	8.56	8.99
Return on average realized equity (1)(4)	9.75	8.03	5.85	9.70	9.04	8.90	9.38
Net interest margin (2)	3.76	3.66	3.69	3.75	3.76	3.71	3.73
Efficiency ratio (3)	66.99	70.12	74.41	68.10	71.56	68.53	68.30
Net overhead ratio (6)(4)	2.15	2.20	2.43	2.21	2.33	2.17	2.16

Asset Quality Ratios (%)
Net loan charge-offs to average loans (4)	0.03	0.28	0.03	0.20	1.22	0.15	0.67
Allowance for loan losses to total loans (5)	1.23	1.22	1.19	1.03	0.99	1.23	0.99
Nonperforming assets to total loans and other real estate	5.11	4.79	4.50	3.32	3.55	5.11	3.55

Capital Ratios (%)
Average equity to average assets	8.32	8.13	8.23	8.37	8.30	8.22	8.28
Tier 1 leverage capital ratio	9.03	8.95	8.81	8.98	9.10	9.03	9.10
Tier 1 risk-based capital ratio	12.18	12.56	12.51	12.46	12.24	12.18	12.24
Total risk-based capital ratio	13.35	13.72	13.64	13.45	13.18	13.35	13.18

(1) excludes accumulated other comprehensive income (loss), principally unrealized gains (losses) on investment securities
(2) net interest income (tax-equivalent) as a percentage of average interest earning assets
(3) noninterest expense as a percentage of net interest income and noninterest income (tax-equivalent)
(4) annualized for the quarterly periods presented
(5) excludes loans held for sale
(6) noninterest expense less noninterest income as a percentage of average assets

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